Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Solta Medical, Inc. and subsidiaries, and the effectiveness of Solta Medical, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Solta Medical, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP
San Francisco, California
March 14, 2012